Item 77C
Liquid Reserves Portfolio

On November 27, 2005, a Special Meeting of Investors was held for the following purposes:
1) to approve a new management agreement and 2) to elect
Trustees. The following table
provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special
Meeting of Investors.*
1. Approval of New Management Agreement
     Voted 				Voted

     For (%)** 				Against (%)
         87 				    13
2. Election of Trustee Nominees
Nominees 		  Votes For (%) 	Votes Against (%)
Elliot J. Berv 		     98 			  2
Donald M. Carlton 98 2
A. Benton Cocanougher 98 2
Mark T. Finn 98 2
Stephen Randolph Gross 98 2
Diana R. Harrington 98 2
Susan B. Kerley 98 2
Alan G. Merten 98 2
R. Richardson Pettit 98 2
R. Jay Gerken 98 2
* Investment companies that are investors in the Portfolio voted for each item in proportion to votes cast by the shareholders of such investment companies at special meetings of the shareholders of such investment companies.
** Investors in the Portfolio vote on the basis of the percentage of beneficial interests of the Portfolio that they own.